EXHIBIT 3.1

CERTIFICATE OF CORRECTION

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

G1 THERAPEUTICS, INC.

June 30, 2021

The undersigned hereby certifies that:

1.     The name of this corporation is G1 Therapeutics, Inc.

2.    An Amended and Restated Certificate of Incorporation (the “Certificate”) of this corporation was filed to amend and restate the provisions of the existing certificate of incorporation, as amended, on May 22, 2017 with the Secretary of State of the State of Delaware.

3.    The Certificate is hereby corrected pursuant to Section 103(f) of the General Corporation Law of the State of Delaware.

4. The inaccuracy of the Certificate to be corrected is as follows:

Due to a scrivener’s error, the first paragraph of ARTICLE IV inaccurately states (in numerals) the par value of the common stock and of the preferred stock which this corporation shall have authority to issue.

5. The first paragraph of ARTICLE IV of the Certificate is hereby corrected as follows:

By deleting the first paragraph of ARTICLE IV in its entirety and replacing it with the following;

“The total number of shares of capital stock which the Corporation shall have authority to issue is 125,000,000, of which (i) 120,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 5,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

Signature page follows

IN WITNESS WHEREOF, this Certificate of Correction to the Amended and Restated Certificate of Incorporation of G1 Therapeutics, Inc. has been executed by a duly authorized officer of this corporation as of the date first written above.

By:	/s/ John E. Bailey, Jr.
Name:	John E. Bailey, Jr.
Title:	President and Chief Executive Officer